Financial Data						EX 99.4
AT&T Inc.
Supplemental AT&T Advertising Revenues
Dollars in millions
Unaudited

Total Advertising Revenues	3/31/2017	6/30/2017	9/30/2017	12/31/2017	3/31/2018	6/30/2018
Communications	$353	$372	$369	$419	$375	$431
WarnerMedia	-	-	-	-	-	202
Advertising & Analytics	321	338	333	381	337	392
Eliminations	(317)	(334)	(329)	(377)	(334)	(387)
Total Advertising Revenues	$357	$376	$373	$423	$378	$638